Exhibit 5.2

May 12, 2017

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607

Attention: Ms. Anne H. Lloyd

Ladies and Gentlemen:

We have served as North Carolina counsel to Martin Marietta Materials, Inc. (the “Company”) in connection with the preparation of an automatic shelf registration statement on Form S-3 (the “Registration Statement”) to be filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of the following securities: (i) one or more series of debt securities of the Company (the “Debt Securities”); (ii) one or more series of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”); (iii) common stock, par value $0.01 per share, of the Company (the “Common Stock”); (iv) warrants entitling holders to purchase Common Stock, Preferred Stock or Debt Securities, or any combination thereof, from the Company at a future date or dates (the “Warrants” and, together with the Debt Securities, the Preferred Stock and the Common Stock, the “Securities”). The Securities are to be sold pursuant to a purchase, underwriting or similar agreement in substantially the form to be filed under a Current Report on Form 8-K.

The Debt Securities are to be issued pursuant to a senior debt securities indenture (the “Senior Indenture”) or a subordinated debt securities indenture (the “Subordinated Indenture,” together with the Senior Indenture, the “Indentures,” and each as applicable to the Debt Securities issued thereunder as the “Indenture”), the forms of which have been filed as exhibits to the Registration Statement and are to be entered into, in each case, between the Company and a trustee to be named in the Registration Statement or in a Prospectus Supplement to the Registration Statement (as applicable, the “Trustee”). The Debt Securities are to be issued in the forms set forth in the Indentures. Each Indenture may be supplemented, as applicable, in connection with the issuance of each such series of Debt Securities, by a supplemental indenture or other appropriate action of the Company creating such series of Debt Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. A copy of this opinion letter is also being provided to Cravath, Swaine & Moore LLP, counsel assisting the Company in the filing of the Registration Statement, with the understanding that Cravath, Swaine & Moore LLP will rely upon this opinion letter in providing its opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Amended and Restated Articles of Incorporation of the Company, as amended, and the Restated Bylaws of the Company (collectively, the “Governing Instruments”), the Indentures and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and

ROBINSON, BRADSHAW & HINSON, P.A. : robinsonbradshaw.com Charlotte Office : 101 N. Tryon St., Ste. 1900, Charlotte, NC 28246 : 704.377.2536

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the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company. To the extent that the Company’s obligations will depend on the enforceability of a document against other parties to such document, we have assumed that such document is enforceable against such other parties.

The opinions set forth herein are further subject to the following assumptions, qualifications, limitations and exceptions being true and correct at the time of delivery of any Securities to be offered and sold under the Registration Statement:

(a) the Registration Statement and any amendments thereto (including post-effective amendments) shall be effective under the Securities Act, and the applicable Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

(b) a prospectus supplement describing such Securities shall have been prepared, delivered and filed with the Commission in accordance with the Securities Act and the applicable rules and regulations thereunder;

(c) such Securities shall be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the applicable prospectus supplement;

(d) all necessary corporate action shall have been taken to authorize the issuance of such Securities and any other securities issuable upon conversion, exchange, exercise, redemption or settlement thereof, and to establish the terms thereof, so as not to violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or conflict with any requirement, restriction or order imposed by any court or governmental body having jurisdiction over the Company;

(e) a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of such Securities (the “Underwriting Agreement”) shall have been duly authorized, validly executed and delivered by the Company and the other parties thereto;

(f) any securities issuable upon conversion, exchange, exercise, redemption or settlement of such Securities shall have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, exercise, redemption or settlement;

(g) such Securities shall have been delivered (i) in accordance with the provisions of the applicable Underwriting Agreement upon receipt by the Company of the consideration therein provided, which consideration shall be lawful, or (ii) upon conversion, exchange, exercise, redemption or settlement of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, exercise, redemption or settlement and upon receipt by the Company of the consideration specified by such Security or instrument, which consideration shall be lawful;

(h) in the case of any series of Debt Securities issuable under the Indentures:

•	all necessary corporate action shall have been taken to authorize, designate and establish the terms of such Debt Securities in accordance with the terms of the applicable Indenture so as not to violate any applicable law, and such Debt Securities shall not include any provision that is unenforceable;

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•	the applicable Indenture under which such Debt Securities are to be issued shall have been duly authorized, executed and delivered by the Trustee named therein;

•	any required supplement, amendment or modification to the applicable Indenture (a “Supplemental Indenture”) shall have been executed and delivered by the Company and the Trustee; and

•	forms of such Debt Securities complying with the terms of the Indenture and evidencing such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture;

(i) in the case of shares of Preferred Stock of any series, all necessary corporate action shall have been taken to authorize, designate and establish the terms of such series and fix the designations, relative rights, preferences and limitations thereof, and the Company shall have filed with the Secretary of State of the State of North Carolina, as required by Section 55-6-02(b) of the North Carolina Business Corporation Act, articles of amendment (the “Articles of Amendment”) with respect to such Preferred Stock;

(j) in the case of shares of Preferred Stock or Common Stock, certificates representing such shares in the proper form shall have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations shall have been made in the share register of the Company, in each case in accordance with the Governing Instruments; there shall be sufficient shares of Preferred Stock or Common Stock, as the case may be, authorized under the Governing Instruments and not otherwise issued or reserved for issuance; and the purchase price payable to the Company for such shares, or if shares are issuable upon conversion, exchange, exercise, redemption or settlement of other Securities, the consideration payable to the Company for such conversion, exchange, exercise, redemption or settlement, shall be lawful consideration that is not less than the amount of adequate consideration therefor as set by the Board of Directors of the Company or an authorized committee thereof;

(k) in the case of the Warrants, all necessary corporate action shall have been taken to authorize and establish the terms thereof and the terms of the Securities purchasable thereunder, including the actions referred to in paragraphs (h) and (i) above with respect to any Debt Securities and Preferred Stock, respectively, purchasable under such Warrants; the warrant agreement or agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by Company; the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the appropriate warrant agreement or agreements; and

(l) in the case of any Supplemental Indenture, Articles of Amendment, Underwriting Agreement or other agreement or instrument pursuant to which any Securities are to be issued, there shall be no terms or provisions contained therein that would affect the validity of any of the opinions rendered herein.

Based upon the foregoing, and subject to all the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

2. The shares of Preferred Stock and Common Stock included in the Securities will, when issued, have been duly authorized and validly issued and will be fully paid and nonassessable.

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3. The Debt Securities will, when issued, have been duly authorized, executed and delivered by the Company.

4. The Warrants will, when issued, have been duly authorized, executed and delivered by the Company.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We are members of the Bar of the State of North Carolina and do not purport to be experts in the laws of any jurisdiction other than the State of North Carolina and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, ROBINSON, BRADSHAW & HINSON, P.A.

cc: Cravath, Swaine & Moore LLP	/s/ Robinson, Bradshaw & Hinson, P.A.